Exhibit T3A.20

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY ~FIL•E (ACRA) ~ Company No: 201303343K CERTIFICATE CONFIRMING INCORPORATION OF COMPANY This is to confirm that NORDIC AVIATION LEASING NINE PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 01/02/2013 and that the company is a PRIVATE COMPANY LIMITED BY SHARES. GIVEN UNDER MY HAND AND SEAL ON 05/02/2013. LINDA LEE ASSISTANT REGISTRAR ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA) SINGAPORE